Exhibit 10.1

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT AND CORPORATE GUARANTY

The parties to this agreement (“Second Amendment”), entered into on March 3, 2013, are China Motion Telecom International Limited (“Listco”), China Motion Holdings Limited (“Holdings”), ChinaMotion InfoServices Limited (“CMInfo” together with Holdings, “Seller”), Gulfstream Capital Partners Ltd. (“Buyer”), and VelaTel Global Communications, Inc.(“Guarantor”), each of the above individually a “Party” and collectively, the “Parties.”

On November 27, 2012, Seller and Buyer entered into an agreement (“Agreement”) for the purchase and sale of the capital stock of China Motion Telecom (HK) Limited (the “Company”). The Agreement was amended by First Amendment on February 4, 2013, the Parties entered into an agreement (“First Amendment”) which modified certain terms of the Transaction Documents (including, but without limitation, the extension of the Outside Closing Date from January 31, 2013 to February 28, 2013).  Buyer, Seller and Angela Ho & Associates (“Original Escrow Agent”) also entered into an Escrow Agreement regarding Buyer’s Deposit, and Guarantor provided a Corporate Guaranty (the Agreement, the First Amendment, the Escrow Agreement, the Corporate Guaranty, together with the Disclosure Schedule Seller provided to Buyer, and this Second Amendment collectively, the “Transaction Documents”).  The Parties now desire to further amend the Transaction Documents to include certain new or revised terms.  All defined terms contained in the Transaction Documents are incorporated by reference in this Second Amendment.

AGREEMENT

1. Section 1.3 of the Agreement is amended or restated in its entirety as follows:

1.3           Purchase Price. The total purchase price (“Purchase Price”) for the MVNO Stock is HK$49,500,000, comprised of (1) HK$4,646,862.55 previously paid to Escrow Agent (“Buyer’s Deposit”), (2) HK$7,362,500 to be paid in cash at or prior to Closing (“Down Payment”),  and (3) HK$37,490,637.45 , being a part of a promissory note in the total amount of HK$38,990,637.45 more fully described in Section 1.8A (“Note”), to be issued by Guarantor in favor of Seller at Closing.  Buyer shall also pay in cash at Closing but not applicable to the Purchase Price Professional Fees, as described in Section 10.  The Purchase Price shall be subject to the Adjustments within 4 months of the date of the Closing on the basis of the above criteria and against the figures contained in the audited balance sheet of the Company made up as at February 28, 2013 at 11:59 p.m. Hong Kong time and the audited profit and loss account of the Company for the year ended on that date. “Adjustments” means: (1) a credit to Seller equal to the balance of all cash, accounts receivable, other receivables, inventory, and prepayments to others on the audited balance sheet of the Company as at February 28, 2013 at 11:59 p.m., and (2) a credit to Buyer equal to the balance of all accounts payable, accruals and other payable, and advance income received , all as shown on the audited balance sheet of the Company as of  February 28, 2013 at 11:59 p.m. Hong Kong time, excluding the balance of the Shareholder Loans.

2. Section 1.8 of the Agreement (as varied and amended by the First Amendment in that the Outside Closing Date was extended from January 31, 2013 to February 28, 2013) is further amended or restated in its entirety as follows:

1.8           Closing; Delivery.  The closing of the Agreement (“Closing”) took place as of March 1, 2013 at 12:01 a.m. Hong Kong time (“Outside Closing Date”) , notwithstanding that this Second Amendment is signed on March 3, 2013.  At Closing, (a) Buyer shall deliver the Down Payment to Seller via wire transfer, (b) Buyer’s Deposit shall be released to Seller as a credit to Buyer toward the Purchase Price, (c) Buyer shall deliver the Note to Seller, and (d) Seller shall retain custody of the MVNO Stock, properly endorsed for re-issuance in the name of Buyer or as Buyer directs, in escrow, as more fully described in Section 1.8B.

3. There is added to the Agreement additional Sections 1.8A through 1.8D, containing the following terms:

1.8A         Note.  The Note shall be dated as of Closing, in the principal amount of HK$37,490,637.45, plus interest accrued thereon in an aggregate sum of HK$1,500,000, with a single interim payment of HK$4,650,000 of principal only due as of the same calendar date that is three months after the Closing date, and the balance of HK$32,840,637.45 principal and the said interest in an aggregate sum of HK$1,500,000 due as of the same calendar date that is six months after the Closing date or sooner or upon receiving approval from regulatory and funding sources (“Maturity”).  For the avoidance of doubt, the said interest in an aggregate sum of HK$1,500,000 is not included in the calculation of the Purchase Price in Section 1.3 of the Agreement.  The form of the Note is included as Exhibit 1 to the Agreement.

1.8B         Pledge of MVNO Stock.  As a security for the full and punctual repayment of Note, Buyer hereby pledges back to Seller the total of the MVNO Stock.  At Closing, the certificate(s) representing the MVNO Stock shall be re-issued as a single certificate in the name of Buyer.  The re-issued certificate shall continue to be held by Seller, in its capacity as an interim escrow agent ("Interim Escrow Agent"), pending appointment of a replacement (“Substitute Escrow Agent”). The rights and obligations of Seller as Interim Escrow Agent shall be pursuant to a stock pledge deed and stock escrow agreement (“Stock Pledge Agreement”) between Buyer and Interim Escrow Agent, in the form attached as Exhibit 2 to this Agreement.  The Parties shall promptly locate and retain Substitute Escrow Agent, who shall be a mutually acceptable Hong Kong individual or company who agrees to substantially all of the material terms of the Stock Pledge Agreement. The costs of Substitute Escrow Agent shall be borne by Buyer solely. The MVNO Stock shall be released to Buyer upon full and punctual repayment of the Note, or forfeited to Seller upon default under the Note, all as more fully set forth in the Stock Pledge Agreement.

1.8C         Seat on Board of Directors and Buyer’s Undertaking.  For so long as any portion of the Note remains unpaid and outstanding, Seller shall have the right to appoint one of three or more members of the Board of Directors.  Any of the following decisions shall require unanimous consent of all Directors: (a) borrow any sum or enter into any contract for capital expenditures that is in excess of HK$1,500,000 or is outside the course of the Company’s general business model as a telecommunications service provider; (b) vary any rights attaching to any of the shares of the Company; (c) consolidate or merge with or acquire any other business or dispose of any existing capital assets of the Company; (d) issue any share of the Company or create or issue any debentures or other securities convertible into shares or debentures of the Company; (e) pass any resolutions in general meeting or by way of written resolution relating to wind-up or dissolution of the Company; and (f) distribute any profits of the Company.  Buyer shall procure that for so long as any portion of the Note remains unpaid and outstanding, the Company shall not undertake any of the matters listed above without the prior written consent of Seller.

1.8D         Notwithstanding anything in this Second Amendment to the contrary, during the time any portion of the Note remains unpaid and outstanding, Buyer is committed to begin upgrading the Company’s network and the Company shall bear the expenses of engineering services rendered in connection with upgrading the Company’s telecommunication network, upon reasonable commercial terms estimated to total approximately no more than HK$1,300,000 per month (“Technical Service Fee”), and such fees shall be processed and approved for payment immediately.

4. Sections 1 and 2 (b) and (c) of the First Amendment shall be void and of no further force and effect.

5.  Notwithstanding anything in the Transaction Documents and in particular in the Disclosure Schedule to the contrary, the aggregate cash balance in the bank accounts of the Company as of Closing shall not be less than HK$7,800,000 (the “Cash Balance”) for the daily operation of the Company and any excess amount over the Cash Balance in such bank accounts (the “Excess Amount”) shall belong to Seller and Buyer hereby undertakes to procure the Company to pay Seller or as they or any of them may direct the Excess Amount in cash within 5 business days of Closing.

6. Buyer shall at all times hold Seller, the Substitute Escrow Agent (when appointed) and the Company harmless from, and indemnify each of them in full in respect of, any and all claims, demands, actions or proceedings whatsoever brought or threatened by or against any of them and all losses, damage, costs, expenses and other liabilities of whatever nature suffered, sustained, incurred or payable by them or any of them arising solely out of or in connection with the Buyer taking over the Company during the period between (i) the time immediately after Closing and (ii) final Termination of the Stock Pledge Agreement ("Buyer's Control Time Period") including, but without limitation, any diminution of the net current assets of the Company to a level below the net current assets of the Company as at Closing.  If the nature or description of any claim also arises out of or in connection with any time period prior to Closing, or if the relevant time period cannot be ascertained from the nature or description of the claim, then Buyer’s obligation to indemnify Seller shall abide the result of any resolution of the claim in accordance with the Agreement and shall be limited to the portion finally determined to be solely related to the Buyer's Control Time Period. This Section 6 shall survive notwithstanding termination of this Second Amendment.

7. In consideration of Seller and Listco entering into this Second Amendment and other valuable considerations, Guarantor hereby unconditionally and irrevocably guarantees to Seller each and every obligation of Buyer under this Second Amendment.  Guarantor agrees that it is directly and primarily liable to Seller, that its obligations hereunder are independent of the obligations of Buyer under this Second Amendment, and that a separate action or actions may be brought and prosecuted against Guarantor, whether action is brought against Buyer or whether Buyer is joined in any such action or actions.

8. Subject only to the variations contained in this Second Amendment and such other alterations (if any) as may be necessary to make the Transaction Documents consistent with this Second Amendment, all terms and conditions of the Transaction Documents remain in full force and effect and shall be read and construed and be enforceable as if the relevant terms of this Second Amendment were inserted therein by way of addition or substitution, as the case may be. In case of any conflict between the terms of this Second Amendment and the terms of any of the Transaction Documents, the terms of this Second Amendment shall prevail.

9. The Parties shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Second Amendment.

10. At or before Closing, Buyer shall forthwith pay to Seller a total sum of HK$387,500 (all inclusive) in cash, towards reimbursement of total costs and disbursements to professional parties appointed by Listco involved in the preparation and execution of, and other matters incidental to, the First Amendment and this Second Amendment, which payment is in addition to and is not part of the Purchase Price.

11. The Parties agree that this Second Amendment takes effect as from March 1, 2012, notwithstanding that it is signed on March 3, 2013.

12. This Second Amendment is made and shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without regard to the conflict of laws principles thereof as the same apply to agreements executed solely by residents of Hong Kong and wholly to be performed within Hong Kong.

13. Each of Buyer and Guarantor hereby appoints Mr. Lawrence Lo of Room 1307, Tower 1, Lippo Centre, No. 89 Queensway, Admiralty, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong.  If for any reason the agent named above (or its successor) ceases to be able to act as such or no longer has an address in Hong Kong, the Buyer and Guarantor shall promptly appoint a successor agent and notify the other Parties.  Each of Buyer and Guarantor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Buyer and Guarantor.

14. This Second Amendment may be executed in one or more counterparts, including facsimile copies of signatures, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

(THE SIGNATURES OF THE PARTIES APPEAR ON THE FOLLOWING PAGE)

GULFSTREAM CAPITAL PARTNERS LTD.

By /s/ Colin Tay
     Colin Tay, its President

As a Deed
VELATEL GLOBAL COMMUNICATIONS, INC.

By /s/ Colin Tay
     Colin Tay, its President

Notice addresses for Gulfstream and VelaTel

Room 1307, Tower 1, Lippo Centre, No. 89
Queensway, Admiralty, Hong Kong and
4F-1 No. 102 Kuang Fu South Road
Taipei  106
Taiwan
Facsimile: + (886) 2 2778-1534
E-Mail:  ctay@trussadc.com

CHINA MOTION TELECOM INTERNATIONAL LIMITED

By /s/ Wu Chi Chiu
Wu Chi Chiu, Director

CHINA MOTION HOLDINGS LIMITED

By /s/ Wu Chi Chiu
Wu Chi Chiu, Director

CHINAMOTION INFOSERVICES LIMITED

By /s/ Wu Chi Chiu
Wu Chi Chiu, Director

Notice address for CMT Int., CM Holdings, and CM InfoServices

Unit 3101, Level 31, Tower 1, Enterprise Square Five
38 Wang Chiu Road
Kowloon Bay, Hong Kong
Facsimile: + (852) 2209 1388
E-Mail: wu.chcc@chinamotion.com